Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Jive Software, Inc., a Delaware corporation

Number of Shares: 127,000, subject to adjustment

Class of Stock: Common Stock, $0.0001 par value per share

Warrant Price: $7.8707, subject to adjustment

Issue Date: May 17, 2011

Expiration Date: As set forth in Article 5.1 below

Credit Facility:	This Warrant is issued in connection with that certain Fifth Loan Modification Agreement, of even date herewith, to that certain Amended and Restated Loan and Security Agreement dated October 14, 2008 between Silicon Valley Bank and the Company (as further modified and/or amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (Silicon Valley Bank, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, is referred to hereinafter as “Holder”) is entitled to purchase up to the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1 .2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1 .2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value. If shares of the Class are then traded in a public market, the fair market value of a Share shall be the closing price of a share of the Class reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial, underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (“IPO”), the “price to public” per share price specified in the final prospectus relating to such offering). If shares of the Class are not then traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired (or otherwise surrendered to the Company in connection with conversion under Article 1.2 above).

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, assignment, transfer or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, or sale of outstanding equity securities of the Company by the holders thereof, where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction or, if such Company shareholders beneficially own a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction, such surviving or successor entity is not the Company; provided, that “Acquisition” shall not include sales of its securities by the Company the primary purpose of which is to raise capital.

1.6.2 Treatment of Warrant at Acquisition.

A) Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, this Warrant shall terminate on and as of the closing of such Acquisition to the extent not previously exercised. The Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) days prior to the closing thereof setting forth the material terms and conditions thereof, and shall provide Holder with copies of the draft transaction agreements and other documents in connection therewith and with such other information respecting such proposed Acquisition as may reasonably be requested by Holder. Notwithstanding the foregoing, if Holder fails to formally exercise this Warrant in accordance with the provisions hereof after receiving notice of an Acquisition under this Article 1 .6.2(A), then (i) to the extent the cash and/or Marketable Securities consideration per Share to be paid at the closing of such Acquisition exceeds the then-effective Warrant Price, this Warrant shall be deemed converted in accordance with the provisions of Article 1.2 as of immediately prior to the closing of such Acquisition, or (ii) to the extent the cash and/or Marketable Securities consideration per Share to be paid at the closing of such Acquisition does not exceed the then-effective Warrant Price, this Warrant shall terminate upon the consummation of such Acquisition.

B) Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

C) As used in this Article 1 .6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in additional shares of the Class or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the

Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Conversion or Substitution. Upon any reclassification, exchange, conversion, substitution or similar event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, conversion, substitution or similar event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 26 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, conversion, substitution or similar event. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, conversions, substitutions, and similar events.

2.3 Adjustments for Diluting Issuances. The number of Shares issuable upon exercise or conversion of this Warrant shall be subject to adjustment from time to time in accordance with the provisions of that certain Antidilution Agreement of even date herewith between the Company and Holder.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holders rights under this Article against impairment provided, however, that nothing in this Warrant shall prohibit the Company from taking any corporate action (including an amendment of its Certificate of Incorporation or a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) if the Company receives the approval of its Board of Directors and shareholders required under its Certificate of Incorporation and applicable law as long as such action does not adversely affect Holder in a different manner than all other holders of shares of the Class.

2.5 Fractional Shares. No fractional Share shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value (as determined pursuant to Article 1 .3 above) of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

2.7 Pay to Play Adjustments. Notwithstanding the definition of Class herein, if Pay to Play Provisions are at any time during the term of this Warrant applied to the outstanding shares of the Class, then from and after such application, “Class” shall mean that class and series of the Company’s securities that a holder of outstanding shares of the Class as of immediately prior to such application would have received or retained had such holder participated in the manner necessary to receive or retain the class and series of the Company’s securities having the relative rights, powers, privileges and preferences more favorable to the holder. As used herein, “Pay to Play Provisions” means provisions set forth in the Company’s Certificate of Incorporation or elsewhere that require holders of the outstanding shares of the Class to participate in a subsequent round of equity financing of the Company or lose all or a portion of the benefit of anti-dilution protection or any other right, power, privilege or preference applicable to such shares or have such shares automatically convert to common stock or another class or series of Company capital stock.

2.8 No Duplicative Adjustments. Notwithstanding anything in this Warrant to the contrary, in the event that any adjustment required in this Article 2 is otherwise effected by operation of the Company’s Certificate of Incorporation, such adjustment shall not be effected pursuant to the provisions hereof.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) The initial Warrant Price first set forth above is the fair market value of a share of the Class as determined pursuant to the Company’s IRC Section 409A valuation as of March 31, 2011.

(b) The Company shall at all times during the term of this Warrant keep reserved out of its authorized and unissued capital stock a sufficient number of shares of the Class to permit exercise in full of this Warrant. All Shares which may be issued upon the exercise or conversion of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any event described in Article 2.2 above, (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) to consummate an IPO; then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event), and (3) in the case of the matter referred to in (e) above, at least ten (10) days written notice prior to the anticipated effective date of the registration statement.

3.3 Registration Rights. The Company agrees that the Shares shall have the piggyback registration rights (i.e., the right to participate in registrations initiated by other parties) and the S-3 demand registration rights pursuant to and as set forth in the Company’s Investor Rights Agreement or similar agreement (“Rights Agreement”), on a pari passu basis with the investor parties thereto. The provisions set forth in the Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other Company shares held by investors who are parties thereto.

3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise or conversion of this Warrant.

3.5 Certain Information. At all times prior to the IPO, the Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

3.6 Participation in Overallotment Option. In the event that the Company consummates an IPO and the underwriters thereof exercise any overallotment, or “Green Shoe,” option granted by the Company to such underwriters in connection therewith, the Company agrees that Holder shall have the right (but not the obligation), exercisable in its sole discretion, to sell to the underwriters, and the Company agrees that it shall cause the underwriters to purchase from Holder, for re-sale by such underwriters pursuant to the final prospectus relating to the IPO, such number of Shares issued and issuable hereunder as shall equal a fraction, (i) the numerator of which shall equal the total number of Shares then issued and issuable hereunder, and (ii) the denominator of which shall equal the sum of such numerator plus the aggregate total of all Company shares of the Class then beneficially and of record owned by all other securityholders of the Company, if any, participating in such sale to the underwriters in satisfaction of such overallotment option, at a price per Share equal to the price paid by the underwriters to the Company as set forth in such final prospectus and otherwise on the same terms and conditions as applicable to such other securityholders (if any) or, if there be none, to the Company under the underwriting agreement between the Company and such underwriters executed in connection with the IPO.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6 Market Stand-off. Subject to Article 3.6 above, Holder hereby agrees to be subject to and bound by all of the obligations of the Rights Agreement, including the terms and conditions of the market stand-off agreement contained in Section 1.14 of the Rights Agreement, in the same manner and to the same extent as the investor parties to the Rights Agreement who have piggyback and S-3 registration rights thereunder.

ARTICLE 5. MISCELLANEOUS.

5.1 Term: This Warrant is exercisable in whole or in part at any time and from time to time on or before the earlier to occur (the “Expiration Date”) of (a) the tenth (10th) anniversary of the Issue Date hereof, and (b) as of immediately prior to the effectiveness of the Company’s registration statement filed in connection with the IPO.

5.2 Legend. Each certificate representing Shares issued upon any exercise or conversion hereof shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO SILICON VALLEY BANK DATED AS OF MAY 17, 2011, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4 Transfer Procedure. After receipt by Silicon Valley Bank (“Bank”) of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group, Holder’s parent company. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person or entity that directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or on the third (3) business day after being mailed by first-class registered or certified mail, postage prepaid, or on the first business day after transmission by facsimile or deposit with a reliable overnight courier, fee prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Jive Software, Inc.

Attn: Chief Financial Officer

915 SW Stark Street, 4th Floor

Portland, OR 97205

Telephone: 503-972-9001

Facsimile: 503-296-2168

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees and disbursements.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Successors and Assigns. The terms and conditions of this Warrant shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the parties.

5.11 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Warrant to Purchase Stock by their duly authorized representatives as of the date first above written.

COMPANY

JIVE SOFTWARE, INC.

By:

Name:	Bryan LeBlanc

(Print)

Title:	CFO

HOLDER

SILICON VALLEY BANK

By:

Name:	[ILLEGIBLE]

(Print)

Title:	SRM

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common Stock of                                          pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                                          of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):